================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934

                                (Amendment No. 1)

                                   -----------

                                OGDEN CORPORATION
                                (Name of Issuer)

                                   -----------

Common Stock, $0.50 par value per share                     676346109
   (Title of class of securities)                         (CUSIP number)

                            Gary K. Duberstein, Esq.
                             Greenway Partners, L.P.
                           277 Park Avenue, 27th Floor
                            New York, New York 10017
                                 (212) 350-5100
            (Name, address and telephone number of person authorized
                     to receive notices and communications)

                                  May 19, 2000
             (Date of event which requires filing of this statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [_].

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss. 240.13d-7 for other parties to whom copies are to be sent.

                         (Continued on following pages)

                              (Page 1 of 14 pages)

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NY2:\915074\01\56392\0003

    ----------------------------------------------------                    -----------------------------------------------
    CUSIP No. 676346109                                         13D                  Page 2 of 14 Pages
    ----------------------------------------------------                    -----------------------------------------------


    ------------------------    -------------------------------------------------------------------------------------------
             1                  NAME OF REPORTING PERSON                               GREENWAY PARTNERS, L.P.
                                S.S. OR I.R.S. IDENTIFICATION NO.                      13-3714238
                                OF ABOVE PERSON
    ------------------------    -------------------------------------------------------------------------------------------
             2                  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                            (a)    [x]
                                                                                                             (b)    [_]
    ------------------------    -------------------------------------------------------------------------------------------
             3                  SEC USE ONLY
    ------------------------    -------------------------------------------------------------------------------------------
             4                  SOURCE OF FUNDS:                                                  WC, OO
    ------------------------    -------------------------------------------------------------------------------------------
             5                  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e): [_]
    ------------------------    -------------------------------------------------------------------------------------------
             6                  CITIZENSHIP OR PLACE OF ORGANIZATION:                                      Delaware
    ------------------------    -------------------------------------------------------------------------------------------
           NUMBER OF            7                   SOLE VOTING POWER:                                 1,400,000
            SHARES
                                ----------------    -----------------------------------------------------------------------
         BENEFICIALLY           8                   SHARED VOTING POWER:                                   0
           OWNED BY
                                ----------------    -----------------------------------------------------------------------
             EACH               9                   SOLE DISPOSITIVE POWER:                            1,400,000
           REPORTING
                                ----------------    -----------------------------------------------------------------------
          PERSON WITH           10                  SHARED DISPOSITIVE POWER:                              0
    ------------------------    -------------------------------------------------------------------------------------------
             11                 AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                                PERSON:                                                               1,400,000
    ------------------------    -------------------------------------------------------------------------------------------
             12                 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                                CERTAIN SHARES:                                                                        [_]
    ------------------------    -------------------------------------------------------------------------------------------
             13                 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):      2.8%
    ------------------------    -------------------------------------------------------------------------------------------
             14                 TYPE OF REPORTING PERSON:                              PN
    ------------------------    -------------------------------------------------------------------------------------------


                                       2

    ----------------------------------------------------                    ------------------------------------------------
    CUSIP No. 676346109                                         13D                  Page 3 of 14 Pages
    ----------------------------------------------------                    ------------------------------------------------


    ------------------------    --------------------------------------------------------------------------------------------
             1                  NAME OF REPORTING PERSON                               GREENTREE PARTNERS, L.P.
                                S.S. OR I.R.S. IDENTIFICATION NO.                      13-3752875
                                OF ABOVE PERSON
    ------------------------    --------------------------------------------------------------------------------------------
             2                  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                            (a)    [x]
                                                                                                             (b)    [_]
    ------------------------    --------------------------------------------------------------------------------------------
             3                  SEC USE ONLY
    ------------------------    --------------------------------------------------------------------------------------------
             4                  SOURCE OF FUNDS:                                                  WC, OO
    ------------------------    --------------------------------------------------------------------------------------------
             5                  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e): [_]
    ------------------------    --------------------------------------------------------------------------------------------
             6                  CITIZENSHIP OR PLACE OF ORGANIZATION:                                      Delaware
    ------------------------    --------------------------------------------------------------------------------------------
           NUMBER OF            7                   SOLE VOTING POWER:                                  200,000
            SHARES
                                ----------------    ------------------------------------------------------------------------
         BENEFICIALLY           8                   SHARED VOTING POWER:                                   0
           OWNED BY
                                ----------------    ------------------------------------------------------------------------
             EACH               9                   SOLE DISPOSITIVE POWER:                             200,000
           REPORTING
                                ----------------    ------------------------------------------------------------------------
          PERSON WITH           10                  SHARED DISPOSITIVE POWER:                              0
    ------------------------    --------------------------------------------------------------------------------------------
             11                 AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                                PERSON:                                                                200,000
    ------------------------    --------------------------------------------------------------------------------------------
             12                 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                                CERTAIN SHARES:                                                                        [_]
    ------------------------    --------------------------------------------------------------------------------------------
             13                 PERCENT OF CLASS REPRESENTED BY AMOUNT
                                IN ROW (11):                                                                          0.4%
    ------------------------    --------------------------------------------------------------------------------------------
             14                 TYPE OF REPORTING PERSON:                              PN
    ------------------------    --------------------------------------------------------------------------------------------


                                       3

    ----------------------------------------------------                    --------------------------------------------------
    CUSIP No. 676346109                                         13D                  Page 4 of 14 Pages
    ----------------------------------------------------                    --------------------------------------------------


    ------------------------   ----------------------------------------------------------------------------------------------
             1                 NAME OF REPORTING PERSON                               GREENHOUSE PARTNERS, L.P.
                               S.S. OR I.R.S. IDENTIFICATION NO.                      13-3793447
                               OF ABOVE PERSON
    ------------------------   ----------------------------------------------------------------------------------------------
             2                 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                            (a)    [x]
                                                                                                            (b)    [_]
    ------------------------   ----------------------------------------------------------------------------------------------
             3                 SEC USE ONLY
    ------------------------   ----------------------------------------------------------------------------------------------
             4                 SOURCE OF FUNDS:                                                  WC, AF, OO
    ------------------------   ----------------------------------------------------------------------------------------------
             5                 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e): [_]
    ------------------------   ----------------------------------------------------------------------------------------------
             6                 CITIZENSHIP OR PLACE OF ORGANIZATION:                                      Delaware
    ------------------------   ----------------------------------------------------------------------------------------------
           NUMBER OF           7                   SOLE VOTING POWER:                                     0
            SHARES
                               ----------------    --------------------------------------------------------------------------
         BENEFICIALLY          8                   SHARED VOTING POWER:                               1,400,000
           OWNED BY
                               ----------------    --------------------------------------------------------------------------
             EACH              9                   SOLE DISPOSITIVE POWER:                                0
           REPORTING
                               ----------------    --------------------------------------------------------------------------
          PERSON WITH          10                  SHARED DISPOSITIVE POWER:                          1,400,000
    ------------------------   ----------------------------------------------------------------------------------------------
             11                AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                               PERSON:                                                                1,400,000
    ------------------------   ----------------------------------------------------------------------------------------------
             12                CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                               CERTAIN SHARES:                                                                        [_]
    ------------------------   ----------------------------------------------------------------------------------------------
             13                PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):      2.8%
    ------------------------   ----------------------------------------------------------------------------------------------
             14                TYPE OF REPORTING PERSON:                              PN
    ------------------------   ----------------------------------------------------------------------------------------------


                                       4

    ----------------------------------------------------                    -----------------------------------------------
    CUSIP No. 676346109                                         13D                  Page 5 of 14 Pages
    ----------------------------------------------------                    -----------------------------------------------


    ------------------------    -------------------------------------------------------------------------------------------
             1                  NAME OF REPORTING PERSON                               GREENHUT  L.L.C.
                                S.S. OR I.R.S. IDENTIFICATION NO.                      13-3793450
                                OF ABOVE PERSON
    ------------------------    -------------------------------------------------------------------------------------------
             2                  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                            (a)    [x]
                                                                                                             (b)    [_]
    ------------------------    -------------------------------------------------------------------------------------------
             3                  SEC USE ONLY
    ------------------------    -------------------------------------------------------------------------------------------
             4                  SOURCE OF FUNDS:                                                  WC, AF, OO
    ------------------------    -------------------------------------------------------------------------------------------
             5                  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e): [_]
    ------------------------    -------------------------------------------------------------------------------------------
             6                  CITIZENSHIP OR PLACE OF ORGANIZATION:                                      Delaware
    ------------------------    -------------------------------------------------------------------------------------------
           NUMBER OF            7                   SOLE VOTING POWER:                                     0
            SHARES
                                ----------------    -----------------------------------------------------------------------
         BENEFICIALLY           8                   SHARED VOTING POWER:                                200,000
           OWNED BY
                                ----------------    -----------------------------------------------------------------------
             EACH               9                   SOLE DISPOSITIVE POWER:                                0
           REPORTING
                                ----------------    -----------------------------------------------------------------------
          PERSON WITH           10                  SHARED DISPOSITIVE POWER:                           200,000
    ------------------------    -------------------------------------------------------------------------------------------
             11                 AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                                PERSON:                                                                 200,000
    ------------------------    -------------------------------------------------------------------------------------------
             12                 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                                CERTAIN SHARES:                                                                        [_]
    ------------------------    -------------------------------------------------------------------------------------------
             13                 PERCENT OF CLASS REPRESENTED BY AMOUNT
                                IN ROW (11):                                                                          0.4%
    ------------------------    -------------------------------------------------------------------------------------------
             14                 TYPE OF REPORTING PERSON:                              OO
    ------------------------    -------------------------------------------------------------------------------------------


                                       5

    ----------------------------------------------------                    -----------------------------------------------
    CUSIP No. 676346109                                         13D                  Page 6 of 14 Pages
    ----------------------------------------------------                    -----------------------------------------------


    ------------------------    --------------------------------------------------------------------------------------------
             1                  NAME OF REPORTING PERSON                               GREENBELT CORP.
                                S.S. OR I.R.S. IDENTIFICATION NO.                      13-3791931
                                OF ABOVE PERSON
    ------------------------    --------------------------------------------------------------------------------------------
             2                  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                            (a)    [x]
                                                                                                             (b)    [_]
    ------------------------    --------------------------------------------------------------------------------------------
             3                  SEC USE ONLY
    ------------------------    --------------------------------------------------------------------------------------------
             4                  SOURCE OF FUNDS:                                                  OO
    ------------------------    --------------------------------------------------------------------------------------------
             5                  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e): [_]
    ------------------------    --------------------------------------------------------------------------------------------
             6                  CITIZENSHIP OR PLACE OF ORGANIZATION:                                      Delaware
    ------------------------    --------------------------------------------------------------------------------------------
           NUMBER OF            7                   SOLE VOTING POWER:                                 3,280,500
            SHARES
                                ----------------    ------------------------------------------------------------------------
         BENEFICIALLY           8                   SHARED VOTING POWER:                                   0
           OWNED BY
                                ----------------    ------------------------------------------------------------------------
             EACH               9                   SOLE DISPOSITIVE POWER:                            3,280,500
           REPORTING
                                ----------------    ------------------------------------------------------------------------
          PERSON WITH           10                  SHARED DISPOSITIVE POWER:                              0
    ------------------------    --------------------------------------------------------------------------------------------
             11                 AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                                PERSON:                                                                3,280,500
    ------------------------    --------------------------------------------------------------------------------------------
             12                 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                                CERTAIN SHARES:                                                                        [_]
    ------------------------    --------------------------------------------------------------------------------------------
             13                 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):      6.6%
    ------------------------    --------------------------------------------------------------------------------------------
             14                 TYPE OF REPORTING PERSON:                              CO
    ------------------------    --------------------------------------------------------------------------------------------


                                       6


    ----------------------------------------------------                    -----------------------------------------------
    CUSIP No. 676346109                                         13D                  Page 7 of 14 Pages
    ----------------------------------------------------                    -----------------------------------------------


    ------------------------    -------------------------------------------------------------------------------------------
             1                  NAME OF REPORTING PERSON                               GREENSEA OFFSHORE, L.P.
                                S.S. OR I.R.S. IDENTIFICATION NO.
                                OF ABOVE PERSON
    ------------------------    -------------------------------------------------------------------------------------------
             2                  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                            (a)    [x]
                                                                                                             (b)    [_]
    ------------------------    -------------------------------------------------------------------------------------------
             3                  SEC USE ONLY
    ------------------------    -------------------------------------------------------------------------------------------
             4                  SOURCE OF FUNDS:                                                  WC, OO
    ------------------------    -------------------------------------------------------------------------------------------
             5                  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e): [_]
    ------------------------    -------------------------------------------------------------------------------------------
             6                  CITIZENSHIP OR PLACE OF ORGANIZATION:                            Cayman Islands
    ------------------------    -------------------------------------------------------------------------------------------
           NUMBER OF            7                   SOLE VOTING POWER:                                 1,600,000
            SHARES
                                ----------------    -----------------------------------------------------------------------
         BENEFICIALLY           8                   SHARED VOTING POWER:                                   0
           OWNED BY
                                ----------------    -----------------------------------------------------------------------
             EACH               9                   SOLE DISPOSITIVE POWER:                            1,600,000
           REPORTING
                                ----------------    -----------------------------------------------------------------------
          PERSON WITH           10                  SHARED DISPOSITIVE POWER:                              0
    ------------------------    -------------------------------------------------------------------------------------------
             11                 AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                                PERSON:                                                                1,600,000
    ------------------------    -------------------------------------------------------------------------------------------
             12                 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                                CERTAIN SHARES:                                                                        [_]
    ------------------------    -------------------------------------------------------------------------------------------
             13                 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):      3.2%
    ------------------------    -------------------------------------------------------------------------------------------
             14                 TYPE OF REPORTING PERSON:                              PN
    ------------------------    -------------------------------------------------------------------------------------------


                                       7

    ----------------------------------------------------                    -----------------------------------------------

    CUSIP No. 676346109                                         13D                  Page 8 of 14 Pages
    ----------------------------------------------------                    -----------------------------------------------


    ------------------------   ----------------------------------------------------------------------------------------------
             1                 NAME OF REPORTING PERSON                               GREENHUT OVERSEAS, L.L.C.
                               S.S. OR I.R.S. IDENTIFICATION NO.                      13-3868906
                               OF ABOVE PERSON
    ------------------------   ----------------------------------------------------------------------------------------------
             2                 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                            (a)    [x]
                                                                                                            (b)    [_]
    ------------------------   ----------------------------------------------------------------------------------------------
             3                 SEC USE ONLY
    ------------------------   ----------------------------------------------------------------------------------------------
             4                 SOURCE OF FUNDS:                                                  WC, AF, OO
    ------------------------   ----------------------------------------------------------------------------------------------
             5                 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e): [_]
    ------------------------   ----------------------------------------------------------------------------------------------
             6                 CITIZENSHIP OR PLACE OF ORGANIZATION:                                      Delaware
    ------------------------   ----------------------------------------------------------------------------------------------
           NUMBER OF           7                   SOLE VOTING POWER:                                     0
            SHARES
                               ----------------    --------------------------------------------------------------------------
         BENEFICIALLY          8                   SHARED VOTING POWER:                               1,600,000
           OWNED BY
                               ----------------    --------------------------------------------------------------------------
             EACH              9                   SOLE DISPOSITIVE POWER:                                0
           REPORTING
                               ----------------    --------------------------------------------------------------------------
          PERSON WITH          10                  SHARED DISPOSITIVE POWER:                          1,600,000
    ------------------------   ----------------------------------------------------------------------------------------------
             11                AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                               PERSON:                                                                1,600,000
    ------------------------   ----------------------------------------------------------------------------------------------
             12                CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                               CERTAIN SHARES:                                                                        [_]
    ------------------------   ----------------------------------------------------------------------------------------------
             13                PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):       3.2%
    ------------------------   ----------------------------------------------------------------------------------------------
             14                TYPE OF REPORTING PERSON:                              OO
    ------------------------   ----------------------------------------------------------------------------------------------

                                       8

    ----------------------------------------------------                    -----------------------------------------------
    CUSIP No. 676346109                                         13D                  Page 9 of 14 Pages
    ----------------------------------------------------                    -----------------------------------------------


    ------------------------    -------------------------------------------------------------------------------------------
             1                  NAME OF REPORTING PERSON                               ALFRED D. KINGSLEY
                                S.S. OR I.R.S. IDENTIFICATION NO.
                                OF ABOVE PERSON
    ------------------------    -------------------------------------------------------------------------------------------
             2                  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                            (a)    [x]
                                                                                                             (b)    [_]
    ------------------------    -------------------------------------------------------------------------------------------
             3                  SEC USE ONLY
    ------------------------    -------------------------------------------------------------------------------------------
             4                  SOURCE OF FUNDS:                                                  PF, AF, OO
    ------------------------    -------------------------------------------------------------------------------------------
             5                  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e): [_]
    ------------------------    -------------------------------------------------------------------------------------------
             6                  CITIZENSHIP OR PLACE OF ORGANIZATION:                             United States
    ------------------------    -------------------------------------------------------------------------------------------
           NUMBER OF            7                   SOLE VOTING POWER:                                  380,000
            SHARES
                                ----------------    -----------------------------------------------------------------------
         BENEFICIALLY           8                   SHARED VOTING POWER:                               6,480,500
           OWNED BY
                                ----------------    -----------------------------------------------------------------------
             EACH               9                   SOLE DISPOSITIVE POWER:                             380,000
           REPORTING
                                ----------------    -----------------------------------------------------------------------
          PERSON WITH           10                  SHARED DISPOSITIVE POWER:                          6,480,500
    ------------------------    -------------------------------------------------------------------------------------------
             11                 AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                                PERSON:                                                                6,860,500
    ------------------------    -------------------------------------------------------------------------------------------
             12                 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                                CERTAIN SHARES:                                                                        [_]
    ------------------------    -------------------------------------------------------------------------------------------
             13                 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):     13.8%
    ------------------------    -------------------------------------------------------------------------------------------
             14                 TYPE OF REPORTING PERSON:                              IN
    ------------------------    -------------------------------------------------------------------------------------------


                                       9

    ----------------------------------------------------                    -----------------------------------------------
    CUSIP No. 676346109                                         13D                  Page 10 of 14 Pages
    ----------------------------------------------------                    -----------------------------------------------

    ------------------------    -------------------------------------------------------------------------------------------
             1                  NAME OF REPORTING PERSON                               GARY K. DUBERSTEIN
                                S.S. OR I.R.S. IDENTIFICATION NO.
                                OF ABOVE PERSON
    ------------------------    -------------------------------------------------------------------------------------------
             2                  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                            (a)    [x]
                                                                                                             (b)    [_]
    ------------------------    -------------------------------------------------------------------------------------------
             3                  SEC USE ONLY
    ------------------------    -------------------------------------------------------------------------------------------
             4                  SOURCE OF FUNDS:                                                  PF, AF, OO
    ------------------------    -------------------------------------------------------------------------------------------
             5                  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) [_]
    ------------------------    -------------------------------------------------------------------------------------------
             6                  CITIZENSHIP OR PLACE OF ORGANIZATION:                             United States
    ------------------------    -------------------------------------------------------------------------------------------
           NUMBER OF            7                   SOLE VOTING POWER:                                     0
            SHARES
                                ----------------    -----------------------------------------------------------------------
         BENEFICIALLY           8                   SHARED VOTING POWER:                               6,480,500
           OWNED BY
                                ----------------    -----------------------------------------------------------------------
             EACH               9                   SOLE DISPOSITIVE POWER:                                0
           REPORTING
                                ----------------    -----------------------------------------------------------------------
          PERSON WITH           10                  SHARED DISPOSITIVE POWER:                          6,480,500
    ------------------------    -------------------------------------------------------------------------------------------
             11                 AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                                PERSON:                                                                6,480,500
    ------------------------    -------------------------------------------------------------------------------------------
             12                 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                                CERTAIN SHARES:                                                                        [_]
    ------------------------    -------------------------------------------------------------------------------------------
             13                 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):     13.1%
    ------------------------    -------------------------------------------------------------------------------------------
             14                 TYPE OF REPORTING PERSON:                              IN
    ------------------------    -------------------------------------------------------------------------------------------

ITEM 1. SECURITY AND ISSUER.

           This Amendment No. 1 ("Amendment No. 1") amends the Statement on
Schedule 13D (the "Schedule 13D") filed on October 18, 1999, by and on behalf of Greenway Partners, L.P. ("Greenway"), Greentree Partners, L.P. ("Greentree"), Greenhouse Partners, L.P. ("Greenhouse"), Greenhut, L.L.C. ("Greenhut"), Greenbelt Corp. ("Greenbelt"), Greensea Offshore, L.P. ("Greensea"), Greenhut Overseas, L.L.C. ("Greenhut Overseas"), Alfred D. Kingsley ("Kingsley") and Gary
K. Duberstein ("Duberstein")(collectively, the "Reporting Persons"). Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Schedule 13D.

ITEM 3. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

           Since the filing of the Schedule 13D, Greenway purchased an aggregate of 220,000 Shares for total consideration (including brokerage commissions) of $1,764,613 derived from capital of Greenway and margin indebtedness from Bear Stearns & Co. Inc.

           Since the filing of the Schedule 13D, Greentree purchased an aggregate of 100,000 Shares for total consideration (including brokerage commissions) of $790,500 derived from capital of Greentree and margin indebtedness from Bear Stearns & Co. Inc.

           Since the filing of the Schedule 13D, Greensea purchased an aggregate of 420,000 Shares for total consideration (including brokerage commissions) of $3,345,425 derived from capital of Greensea and margin indebtedness from Bear Stearns & Co. Inc.

           Since the filing of the Schedule 13D, accounts managed by Greenbelt purchased an aggregate of 1,160,000 Shares for total consideration (including brokerage commissions) of $9,169,800 derived from capital in the managed accounts and margin indebtedness from Bear Stearns & Co. Inc. and Lehman Brothers Inc.

           Since the filing of the Schedule 13D, Kingley purchased an aggregate of 140,000 Shares for total consideration (including brokerage commissions) of $1,106,700 and margin indebtedness from Bear Stearns & Co. Inc.

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER

           (a) As of the date of this Statement, the Reporting Persons beneficially owned in the aggregate 6,860,500 Shares constituting 13.8% of the outstanding Shares (the percentage of Shares owned being based upon 49,610,835 Shares outstanding at May 11, 2000, as set forth in the Company's Proxy Statement, dated May 15, 2000, for the 2000 Annual Meeting of Stockholders). The Reporting Persons may be deemed to have direct beneficial ownership of Shares as follows:

                                                              Approximate
                                 Number of                   Percentage of
Name                              Shares                   Outstanding Shares
----                             ---------                 ------------------
Greenway                        1,400,000                         2.8%
Greentree                         200,000                         0.4%
Greenbelt                       3,280,500                         6.6%
Greensea                        1,600,000                         3.2%
Kingsley                          380,000                         0.8%


           Greenhouse, as the general partner of Greenway, may be deemed to own beneficially (as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934) Shares that Greenway may be deemed to possess direct beneficial ownership. Each of Kingsley and Duberstein, as general partners of Greenhouse, may be deemed to beneficially own Shares which Greenhouse may be deemed to beneficially own. Each of Kingsley and Duberstein disclaims beneficial ownership of such Shares for all other purposes.

           Greenhut, as the general partner of Greentree, may be deemed to own beneficially (as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934) Shares which Greentree may be deemed to possess direct beneficial ownership. Each of Kingsley and Duberstein, as members of Greenhut, may be deemed to beneficially own Shares that Greenhut may be deemed to beneficially own. Each of Kingsley and Duberstein disclaims beneficial ownership of such Shares for all other purposes.

           Greenhut Overseas, as the investment general partner of Greensea, may be deemed to own beneficially (as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934) Shares which Greensea may be deemed to possess direct beneficial ownership. Each of Kingsley and Duberstein, as members of Greenhut Overseas, may be deemed to beneficially own Shares that Greenhut Overseas may be deemed to beneficially own. Each of Kingsley and Duberstein disclaims beneficial ownership of such Shares for all other purposes.

           Greenbelt has direct beneficial ownership of the Shares which it manages. Each of Kingsley and Duberstein, as executive officers and directors of Greenbelt, may be deemed to beneficially own Shares that Greenbelt beneficially owns. Each of Kingsley and Duberstein hereby disclaims beneficial ownership of such Shares for all other purposes.

           (b) Greenway has the sole power to vote or direct the vote of 1,400,000 Shares and the sole power to dispose or to direct the disposition of such Shares. Greenhouse and Kingsley and Duberstein may be deemed to share with Greenway the power to vote or to direct the vote and to dispose or to direct the disposition of such Shares.

           Greentree has the sole power to vote or direct the vote of 200,000 Shares and the sole power to dispose or direct the disposition of such Shares. Greenhut and Kingsley and Duberstein may be deemed to share with Greentree the power to vote or to direct the vote and to dispose or to direct the disposition of such Shares.

           Greensea has the sole power to vote or direct the vote of 1,600,000 Shares and the sole power to dispose or direct the disposition of such Shares. Greenhut Overseas and Kingsley and Duberstein may be deemed to share with Greensea the power to vote or to direct the vote and to dispose or to direct the disposition of such Shares.

           Greenbelt has the sole power to vote or direct the vote of 3,280,500 Shares and the sole power to dispose or direct the disposition of such Shares. Kingsley and Duberstein may be deemed to share with Greenbelt the power to vote or to direct the vote and to dispose or to direct the disposition of such Shares.

           Kingsley has the sole power to vote or direct the vote of 380,000 Shares and the sole power to dispose or direct the disposition of such Shares.

           (c) Information concerning transactions in the Shares by the Reporting Persons during the past 60 days is set forth in Exhibit 3 attached hereto, which is incorporated herein by reference.

           (d) No other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Shares, except the dividends from, or proceeds from the sale of Shares in each respective account managed by Greenbelt will be delivered into each such respective account. None of such individual managed accounts has an interest in more than five percent of the class of outstanding Shares.

           (e) Not applicable.

ITEM 7. MATERIAL TO BE FILED AS EXHIBITS

           The following Exhibit is filed herewith:

           3. Information concerning transactions in the Shares effected by the Reporting Persons in the last sixty days.



            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

                                   SIGNATURES



           After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information contained in this Statement is true, complete and correct.

Dated: May 23, 2000



GREENHOUSE PARTNERS, L.P.                  GREENWAY PARTNERS, L.P.

                                           By:    Greenhouse Partners, L.P., its
By:/s/ Gary K. Duberstein                         general partner
   ----------------------
   Gary K. Duberstein, general
   partner                                      By:/s/ Gary K. Duberstein
                                                   ----------------------
                                                   Gary K. Duberstein, general
                                                   partner

GREENHUT, L.L.C.                           GREENTREE PARTNERS, L.P.

                                           By:    Greenhut, L.L.C., its general
By:/s/ Gary K. Duberstein                         partner
   ----------------------
     Gary K. Duberstein, Member
                                                  By:/s/ Gary K. Duberstein
                                                     ----------------------
                                                     Gary K. Duberstein, Member

GREENHUT OVERSEAS, L.L.C.                  GREENSEA OFFSHORE, L.P.

                                           By:    Greenhut Overseas, L.L.C., its
By:/s/ Gary K. Duberstein                         investment general partner
   ----------------------
     Gary K. Duberstein, Member
                                                  By:/s/ Gary K. Duberstein
                                                     -------------------------
                                                     Gary K. Duberstein, Member

                                           GREENBELT CORP.


                                           By:/s/ Alfred D. Kingsley
                                              ----------------------
                                              Alfred D. Kingsley, President

                                           /s/ Alfred D. Kingsley
                                           ----------------------
                                           Alfred D. Kingsley

                                           /s/ Gary K. Duberstein
                                           ----------------------
                                           Gary K. Duberstein

                                  EXHIBIT INDEX



EXHIBIT NO.               DESCRIPTION
-----------               -----------

   3. Information concerning transactions in the Shares effected by the Reporting Persons in the last sixty days.